                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 SynQuest, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87160X100
                                   -----------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Events Which Require Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

-------------------                                            -----------------
CUSIP No. 87160X100                    13G                     Page 2 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Investors, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,042,102
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            15,042,102

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,042,102

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           51.53%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 87160X100                    13G                     Page 3 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,042,102
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            15,042,102

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,042,102

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           51.53%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 87160X100                    13G                     Page 4 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,042,102
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            15,042,102

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,042,102

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           51.53%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).          Name of Issuer:
---------           ---------------

                    SynQuest, Inc. (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
---------           ------------------------------------------------

                    3500 Parkway Lane, Suite 555
                    Norcross, GA 30092

Items 2(a)          Name of Person Filing; Address of Principal
----------          -------------------------------------------
and (b).            Business Office:
-------             ----------------

                    This statement is filed by and on behalf of
                    (a) Warburg, Pincus Investors, L.P., a
                    Delaware limited partnership ("WPI"); (b)
                    Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                    WPI and EMW LLC have shared ownership and voting dispositive power with respect to 15,042,102 shares of Common Stock (as defined below). WP has shared ownership and voting dispositive power with respect to 15,042,102 shares of Common Stock.

Item 2(c).          Citizenship:
---------           ------------

                    Not Applicable

Item 2(d).          Title of Class of Securities:
---------           -----------------------------

                    Common Stock, par value $0.01 per share (the
                    "Common Stock")

Item 2(e).          CUSIP Number:
---------           ------------

                    87160X100

Item 3.             If this statement is filed pursuant to
-------             --------------------------------------
                    ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c),
                    -------------------------------------------
                    check whether the person is filing as a:
                    ----------------------------------------

                    (a)[ ] Broker or dealer registered under section
                           15 of the Act (15 U.S.C. 78o).

                    (b)[ ] Bank as defined in section 3(a)(6) of the
                           Act (15 U.S.C. 78c).


                                  5 of 9 pages

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                    (c)[ ] Insurance company as defined in section
                           3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)[ ] Investment company registered under
                           section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)[ ] An investment adviser in accordance
                           with ss. 240.13d-1(b)(1)(ii)(E).

                    (f)[ ] An employee benefit plan or endowment
                           fund in accordance with ss.
                           240.13d-1(b)(1)(ii)(F).

                    (g)[ ] A parent holding company or control
                           person in accordance with ss.
                           240.13d-1(b)(1)(ii)(G).

                    (h)[ ] A savings association as defined in
                           Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

                    (i)[ ] A church plan that is excluded from the
                           definition of an investment company under
                           section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                    (j)[ ] Group, in accordance with ss.
                           240.13d-1(b)(1)(ii)(J). If this statement is filed pursuant to ss. 240.13d-1(c), check this box [ ].

                    Not Applicable

Item 4.             Ownership:
------              ----------

                    Warburg, Pincus Investors, L.P.
                    -------------------------------

                    (a) Amount beneficially owned: 15,042,102 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 51.53%

                    (c) (i) Sole power to vote or direct the
                        vote: -0-
                        (ii) Shared power to vote or direct the
                        vote: 15,042,102
                        (iii) Sole power to dispose of or direct the disposition of: -0-
                        (iv) Shared power to dispose of or
                        direct the disposition of: 15,042,102

                    Warburg, Pincus & Co.
                    ---------------------

                    (a) Amount beneficially owned: 15,042,102 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 51.53%


                                  6 of 9 pages

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                    (c) (i) Sole power to vote or direct the
                        vote: -0-
                        (ii) Shared power to vote or direct the
                        vote: 15,042,102
                        (iii) Sole power to dispose of or direct the disposition of: -0-
                        (iv) Shared power to dispose of or
                        direct the disposition of: 15,042,102

                    E.M., Warburg Pincus & Co., LLC
                    -------------------------------

                    (a) Amount beneficially owned: 15,042,102 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 51.53%

                    (c) (i) Sole power to vote or direct the
                        vote: -0-
                        (ii) Shared power to vote or direct the
                        vote: 15,042,102
                        (iii) Sole power to dispose of or direct the disposition of: -0-
                        (iv) Shared power to dispose of or
                        direct the disposition of: 15,042,102

Item 5.             Ownership of Five Percent or Less of a Class:
------              ---------------------------------------------

                    Not Applicable

Item 6.             Ownership of More than Five Percent on Behalf
-------             ---------------------------------------------
                    of Another Person:
                    ------------------

                    Not Applicable

Item 7.             Identification and Classification of the
------              ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8.             Identification and Classification of
------              ------------------------------------
                    Members of the Group:
                    ---------------------

                    Not Applicable


                                  7 of 9 pages

Item 9.             Notice of Dissolution of Group:
------              ------------------------------

                    Not Applicable

Item 10.            Certification:
-------             -------------

                    Not Applicable


                                  8 of 9 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


                                      WARBURG, PINCUS INVESTORS, L.P.

                                      By: Warburg, Pincus & Co., General Partner

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                          Scott A. Arenare, Attorney-in-fact


                                      WARBURG, PINCUS & CO.

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                          Scott A. Arenare, Attorney-in-fact


                                      E.M. WARBURG, PINCUS & CO., LLC

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                          Scott A. Arenare, Vice President


                                  9 of 9 pages